EXHIBIT 10.16

DESCRIPTION OF 1998 DEFERRED STOCK AWARDS TO NON-EMPLOYEE
DIRECTORS

     Under a plan effective January 1, 1995, non-employee directors with at least five years of service were eligible for an annual retirement benefit equal to their annual retainer at retirement, payable for a period equal to the length of service of the director on the Board, up to a maximum of ten years. On March 19, 1998, by vote of the Board of Directors, the Directors' Retirement Plan was terminated, and Directors with five or more years of service with the Corporation were allowed to maintain their accrued benefits pursuant to the plan or to transfer the value of the accrued benefits into a deferred stock account. Directors with less than five years of service had their benefits automatically transferred into a deferred stock account. Rights to receive an aggregate of 23,527 deferred shares were awarded for this transfer. One of the Directors elected to maintain his accrued benefits pursuant to the plan. Future accruals under the Directors' Retirement Plan have been replaced with annual deferred stock awards equal, in each case, to the number of shares of the Common Stock of the Corporation determined by dividing $7,000 by the current share price. Rights to receive an aggregate of 1,612 deferred shares were awarded for the period April 1998 through March 1999.

     DESCRIPTION OF 1998 STOCK ISSUANCES IN LIEU OF CASH RETAINER FOR NON-EMPLOYEE DIRECTORS

     For the period April 1998 through March 1999, directors who are not employees of the Corporation or the Bank received an annual retainer of $35,000, payable at their election in shares of Common Stock of the Corporation or in cash, and, by vote of the Board of Directors, an award of 251 shares of deferred stock payable when the director leaves the Board or retires (or, if so elected by an individual director, on a later date, but not more than 10 years after the individual ceases to be a director). In 1998, all outside directors elected to receive their annual retainer in shares of Common Stock, In July 1998, two of the Directors, who joined the Board

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in September 1997, each received a prorated award of 137 deferred shares for the
1997-1998 period. An aggregate of 7,648 shares were issued as retainers, and rights to receive an aggregate of 4,290 deferred shares were awarded, in 1998.

     The deferred shares so awarded are subject to adjustment in the event of a capitalization change at State Street, and are credited with notional dividends. The terms of the award are administered by the Board of Directors, which may, at any time, vote to accelerate the issuance of the deferred shares to a director.